Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-213542) of TransUnion,

2)	Registration Statement (Form S-8 No. 333-207090) pertaining to the TransUnion Holding Company, Inc. 2012 Management Equity Plan of TransUnion, and

3)	Registration Statement (Form S-8 No. 333-205239) pertaining to the TransUnion 2015 Omnibus Incentive Plan and the TransUnion 2015 Employee Stock Purchase Plan;
of our reports dated February 18, 2020, with respect to the consolidated financial statements and schedules of TransUnion and the effectiveness of internal control over financial reporting of TransUnion included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

Chicago, Illinois
February 18, 2020